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                                                                    EXHIBIT 99.1


                           ANNUAL SHAREHOLDERS MEETING

IBT Bancorp held its Annual Shareholder meeting at the Holiday Inn in Mt Pleasant on April 27, 2004. The meeting was attended by over 140 shareholders. During the meeting shareholders re-elected James C. Fabiano, David W. Hole, and Dale Weburg to three year terms on the Corporation's Board of Directors.

Dennis P. Angner, President and CEO announced that earnings in 2003 increased for the 17th consecutive year. During the past seventeen years the Corporation's compounded growth rate for assets were 7.2%, earnings 8.6%, cash dividends 10.2%, and its common stock value 14.7%. As a result of the Corporation's continued strong financial performance the Corporation paid a 10% stock dividend and increased its cash dividend by 10% in the first quarter of 2004. The Corporations' stock price has increased 15.5% to $42.00 since December 31, 2003.

IBT Bancorp has 280 staff members employed by Isabella Bank and Trust, Farmers State Bank of Breckenridge, IBT Title and Insurance, and IBT Loan Production. The Corporation currently has over 2000 shareholders of which the vast majority live in the central Michigan area. The Corporation along with its Trust Department and Retail Brokerage Service offered by Raymond James has over $1.0 billion in managed funds.